Exhibit 10.3

NOTICE TO RESIDENTS OF THE UNITED STATES

THE OFFER AND SALE OF THIS SECURITY INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THIS INSTRUMENT HAS NOT BEEN APPROVED FOR TRADING BY THE U.S. COMMODITY FUTURES TRADING COMMISSION (THE “CFTC”) UNDER THE COMMODITY EXCHANGE ACT OF 1936, AS AMENDED (THE “CEA”).

EXO FOUNDATION, INC.

SAFE-T

(Simple Agreement for Future Equity with Token Allocation)

THIS CERTIFIES THAT in exchange for the payment by the purchaser set forth in the signature block (the “Signature Block”) to this Agreement (the “Purchaser”) for the purchase amount set forth in Exhibit A hereto (the “Purchase Amount”) on or about the date set forth in the Signature Block, EXO Foundation, Inc., a Delaware public benefit corporation (the “Company”), hereby issues to the Purchaser the right to certain shares of the Company’s Capital Stock with a Token allocation option, subject to the terms set forth below.

The “Discount Rate” is Eighty-Five Percent (85%).

See Section 2 for certain additional defined terms.

1.	Events

(a) Equity Financing. If there is an Equity Financing before the expiration or termination of this instrument, the Company will automatically issue to the Purchaser a number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the price per share of the Standard Preferred Stock sold in the Equity Financing. In connection with the issuance of Safe Preferred Stock by the Company to the Purchaser pursuant to this Section 1(a):

(i) The Purchaser will execute and deliver to the Company all transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Preferred Stock, with appropriate variations for the Safe Preferred Stock if applicable, and provided further, that such documents have customary exceptions to any drag-along applicable to the Purchaser, including, without limitation, limited representations and warranties, and limited liability and indemnification obligations on the part of the Purchaser.

(b) Token Allocation. At the Company’s election in its sole discretion, the Purchaser shall have the right to purchase a number of units of CivX Tokens (the “Tokens” or “CivX”) to be used in a software network platform or application built by the Company and its affiliates (the “Network”), equal to the Purchase Amount divided by the Price Per Token. The Company will provide the Purchaser with notice of an impending Token Sale, in accordance with Section 9(c), at least ten (10) business days prior to the commencement of such Token Sale. If the Purchaser wishes to exercise its right to purchase Tokens in a Token Sale pursuant to this Section 1(b), the Purchaser must deliver notice of its intention to exercise such right to Company, in accordance with Section 9(c), at least one (1) business day prior to the commencement of such Token Sale, which notice shall indicate whether the Purchaser is exchanging this instrument or is paying new money as consideration for the purchase price payable for such Tokens. In connection with the purchase of Tokens pursuant to this Section 1(b), the Purchaser will execute and deliver to the Company all transaction documents related to the Token Sale (the “Token Sale Documents”); provided, that such Token Sale Documents may contain additional or alternative terms and conditions governing the Token Sale (the “Final Token Sale Terms”). Such Final Token Sale Terms will supersede the disclosures, terms and conditions previously provided, made available to or discussed with the Purchaser, if any, except that the economic terms for the distribution of the Tokens (including the Price Per Token) shall be as set forth herein and the method of payment for the Token by, and procedures for delivery of the Tokens to, the Purchaser shall be determined by the Company in its sole discretion on or about the time of the Token Sale. The Purchaser acknowledges that the terms of sale of the Tokens, until superseded by the Final Token Sale Terms, are subject to change on an ongoing basis in the sole and absolute discretion of the Company as and to the extent the Company deems necessary or advisable in connection with the Token Sale. In addition, this Section 1(b) shall not apply (i) to any Token Sale completed pursuant to a registration statement filed with the U.S. Securities and Exchange Commission within twelve (12) months of the date of this instrument; and (ii) if the representations and warranties of the purchasers of Tokens set forth in the Token Sale Documents are not true with respect to the Purchaser at the time of the Token Sale, or the Purchaser is otherwise not eligible to participate in the Token Sale under the terms of the Token Sale.

(c) Liquidity Event. If there is a Liquidity Event before the expiration or termination of this instrument, the Purchaser will receive a cash payment equal to the Purchase Amount. The Purchase Amount will be due and payable by the Company to the Purchaser immediately prior to, or concurrent with, the consummation of the Liquidity Event. If there are not enough funds to pay the Purchaser and holders of other SAFE, SAFE-Ts, and other convertible instrument holders (collectively, the “Cash-Out Purchasers”) in full, then all of the Company’s available funds will be distributed with equal priority and pro rata among the Cash-Out Purchasers in proportion to their Purchase Amounts, and the Cash-Out Purchasers will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price. In connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce, pro rata, the Purchase Amounts payable to the Cash-Out Purchasers by the amount determined by its board of directors in good faith to be advisable for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, and in such case, the Cash-Out Purchasers will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

(d) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Purchaser immediately prior to, or concurrent with, the consummation of the Dissolution Event. As an obligation to a general unsecured creditor, the Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Capital Stock by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Purchaser and all holders of all other SAFE, SAFE-Ts, and other convertible instrument holders (the “ Dissolving Purchasers”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Purchasers of their respective Purchase Amounts, then, subject to legally required payments by the Company (e.g. the repayment of secured creditors), the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Purchasers in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(d).

(e) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon (i) the issuance of stock to the Purchaser pursuant to Section 1(a); (ii) the sale of Tokens to the Purchaser pursuant to Section 1(b) where the Purchaser has elected to exchange this instrument as consideration for such Token; (iii) the payment, or setting aside for payment, of amounts due to the Purchaser pursuant to Section 1(c) or Section 1(d); or (iv) Twenty-Four (24) months from the Effective Date of this Agreement (“Event Deadline”).  In the event this Agreement expires due to the Event Deadline, the Parties agree to the procedure and terms following the Signature Block to this Agreement under Exhibit A.

2.	Definitions

“Capital Stock” means the capital stock of the Company, including, without limitation, the “Common Stock” and the “Preferred Stock.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors; (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

 “Company Capitalization” means the sum, as of immediately prior to the Equity Financing, of: (i) all shares of Capital Stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (a) this instrument, (b) all other SAFE-Ts, and (c) convertible promissory notes; and (ii) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

“Conversion Price” means the Discount Price.

“Discount Price” means the price per share of the Standard Preferred Stock sold in the Equity Financing multiplied by the Discount Rate.

 “Disqualified Jurisdiction” means the People’s Republic of China, and New York State.

“Dissolution Event” means (i) a voluntary termination of operations of the Company; (ii) a general assignment for the benefit of the Company’s creditors; or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Distribution” means the transfer to holders of Capital Stock by reason of their ownership thereof of cash or other property without consideration, whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of Capital Stock by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of Capital Stock in connection with the settlement of disputes with any stockholder.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation with aggregate proceeds of at least $5,000,000 (excluding any SAFE-Ts, SAFEs, or other convertible securities converting pursuant to the Equity Financing).

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

“Liquidity Capitalization” means the number, as of immediately prior to the Liquidity Event, of shares of Capital Stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) shares of Common Stock reserved and available for future grant under any equity incentive or similar plan; (ii) this instrument; (iii) other SAFE-Ts; and (iv) convertible promissory notes.

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

“Price Per Token” means the fair market value of an individual Token at the time of the Token Sale; provided, however, that if there is no public market for the Tokens at the time of the Token Sale, the price per Token shall be determined by an independent third party valuation firm or expert, as mutually agreed between Company and Purchaser.

 “SAFE-T” means an instrument containing a future right to shares of Capital Stock with a Token allocation option, similar in form and content to this instrument, purchased by Purchasers for the purpose of funding the Company’s business operations, provided, that for purposes of the foregoing criteria, the existence or absence of a right to purchase Tokens in a Token Sale shall have no bearing on whether an instrument is similar in form and content to this instrument.

“Safe Preferred Stock” means the shares of a series of Preferred Stock issued to the Purchaser in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

 “Seller” means the Company, a wholly owned subsidiary of the Company, a Designated Non-profit Foundation (as defined below), or a wholly owned subsidiary of a Designated Non-profit Foundation sells or issues Tokens to the Purchaser pursuant to this Agreement. As used herein, a “Designated Non-profit Foundation” is a non-profit foundation that transfers a substantial portion of the Tokens sold in a Token Sale to the Company for no or de minimis consideration, or for non-cash or part cash and part non-cash consideration in connection with its Token Sale.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital and for substantially similar forms of consideration, including but not limited to, other SAFE-Ts, convertible debt instruments and other convertible securities.  Subsequent Convertible Securities excludes: (i) options issued pursuant to any equity incentive or similar plan of the Company; (ii) convertible securities issued or issuable to (A) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (B) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; (iii) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships; and (iv) convertible securities issued for consideration for cash or convertible virtual currencies.

“Standard Preferred Stock” means the shares of a series of Preferred Stock issued to the Purchasers investing new money in the Company in connection with the initial closing of the Equity Financing.

“Token Sale” means a bona fide transaction or series of transactions, pursuant to which the Company, a wholly owned subsidiary of the Company, a Designated Non-profit Foundation, or a wholly owned subsidiary of a Designated Non-profit Foundation elects to sells Tokens to the Purchaser pursuant to Section 1(a).

“Use Restriction Period” means 12 months following the Token Sale.

3. Tax Treatment  For U.S. federal, state and local income tax purposes only, each of the Company and the Purchaser agree to treat this Agreement as a forward contract, and will not take any position on any tax return, report, statement or other tax document that is inconsistent with such treatment, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable tax authority or a final non-appealable judgment of a court of competent jurisdiction.

4. “MFN” Amendment Provision. If the Company issues any Subsequent Convertible Securities prior to termination of this SAFE-T, the Company will promptly provide the Investor with written notice thereof, together with a copy of all documentation relating to such Subsequent Convertible Securities and, upon written request of the Investor, any additional information related to such Subsequent Convertible Securities as may be reasonably requested by the Investor.  In the event the Investor determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this instrument, the Investor will notify the Company in writing. Promptly after receipt of such written notice from the Investor, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the Subsequent Convertible Securities.

5.	Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties.

(b) To the knowledge of the Company, the execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued or the Tokens delivered to the Purchaser, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current certificate of incorporation or bylaws; (ii) any material statute, rule or regulation applicable to the Company; or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) To the knowledge of the Company, the Company is an Eligible Contract Participant as defined in the CEA.

(d) To the knowledge of the Company, the performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(e) To the knowledge of the Company no consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(f) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflicts with, or infringement of, the rights of others.

(g) The Company is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Company has been advised that the Purchaser Shares have not been registered under the Securities Act, or any U.S. state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable U.S. state securities laws or unless an exemption from such registration requirements is available. The Company is acquiring the Purchasers Shares for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Company has no present intention of selling, granting any participation in, or otherwise distributing the same. The Company has such knowledge and experience in financial and business matters that the Company is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Company’s financial condition, and is able to bear the economic risk of such investment for an indefinite period of time.

(h) The Company understands that the Company bears sole responsibility for any taxes as a result of the matters and transactions that are the subject of this instrument, and any future acquisition, ownership, use, sale or other disposition of Purchaser Shares held by the Company. To the extent permitted by law, the Company agrees to indemnify, defend and hold the Purchaser or any of its affiliates, employees or agents (including developers, auditors, contractors or founders) harmless for any claim, liability, assessment or penalty with respect to any taxes (other than any net income taxes of the Purchaser that result from the issuance of Purchaser Shares pursuant to this instrument) associated with or arising from the Company’s purchase of Purchaser Shares hereunder, or the use or ownership of Purchaser Shares.

6.	Purchaser Representations

(a) The Purchaser has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Purchaser is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Purchaser has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any U.S. state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable U.S. state securities laws or unless an exemption from such registration requirements is available. The Purchaser is purchasing this instrument and the securities or Tokens to be acquired by the Purchaser hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Purchaser’s financial condition, and is able to bear the economic risk of such investment for an indefinite period of time.  To the extent permitted by law, the Purchaser agrees to indemnify, defend and hold the Company or any of its affiliates, employees or agents (including developers, auditors, contractors or founders) harmless for any claim, liability, assessment or penalty with respect to any failure to file any required notices, register the transactions contemplated by this Agreement, or take any other action required of the Purchaser under the Securities Act, the Securities Exchange Act of 1934, or the CEA.

(c) The Purchaser has been advised that this Agreement has not been approved for trading by the CFTC. The Purchaser represents that it is not purchasing this Agreement on the basis that it is a contract of sale of a commodity for future delivery (or option on such a contract), a swap or any other instrument subject to the CEA.

(d) The Purchaser understands that there is no guarantee that Tokens will ultimately be sold in a Token Sale for any specific price per Token, or at all. The Purchaser also understands there is no guarantee of any distribution of the Tokens, and the funds generated by this instrument may be retained by the Company for its own purposes, rather than committed solely to the development of the Network. The Purchaser has read and understands the preliminary technical white paper attached hereto as Exhibit B (the “White Paper”), and the risk factors attached hereto as Exhibit C (the “Risk Factors”). The Purchaser further acknowledges and understands that the White Paper and Risk Factors are subject to further revisions prior to being finalized in connection with the Token Sale.

(e) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of entering into this instrument and of purchasing Tokens, including without limitation and acknowledgement and assumption of the risk that if delivered, the Tokens and the Network may not be broadly adopted, and the Tokens may decrease in value over time and/or lose all their monetary value.

(f)  The Purchaser has not relied on any representations or warranties made by the Company outside of this instrument, including, but not limited to, conversations of any kind, whether through oral or electronic communication. The Purchaser represents that it has adequate information on which to base its decision to purchase Tokens through this instrument, notwithstanding the fact that the terms of Token Sale are not yet final and may undergo changes before they are superseded by the Final Token Sale Terms. The Purchaser acknowledges that such potential changes may be significant and understands that the Final Token Sale Terms shall be at the sole and absolute discretion of the Company and will be binding on the Purchaser regardless of the extent, nature or impact of such changes, except that the economic terms for the distribution of the Tokens (including the Price Per Token) shall be as set forth herein and the method of payment for the Token by, and procedures for delivery of the Tokens to, the Purchaser shall be determined by the Company in its sole discretion on or about the time of the Token Sale.

(g) The Purchaser understands that no federal or state agency or any other governmental authority has passed on or made any recommendation or endorsement of this Agreement or the Tokens or the fairness or suitability of this investment, nor has any governmental authority passed upon or endorsed the merits of this instrument.

(h) The Purchaser’s entry into this instrument complies with applicable laws and regulations in the Purchaser’s jurisdiction.

(i) The Purchaser understands that the Purchaser bears sole responsibility for any taxes as a result of the matters and transactions that are the subject of this instrument, and any future acquisition, ownership, use, sale or other disposition of Tokens held by the Purchaser. To the extent permitted by law, the Purchaser agrees to indemnify, defend and hold the Company or any of its affiliates, employees or agents (including developers, auditors, contractors or founders) harmless for any claim, liability, assessment or penalty with respect to any taxes (other than any net income taxes of the Company that result from the issuance of Tokens to the Purchaser pursuant to this instrument) associated with or arising from the Purchaser’s purchase of Tokens hereunder, or the use or ownership of Tokens.

(j) The Purchaser is not a resident of or is domiciled in any Disqualified Jurisdiction or purchasing the Tokens from a location in any Disqualified Jurisdiction.

(k) The Purchaser is not (i) a citizen or resident of a geographic area in which use of cryptographic tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act; (ii) a citizen or resident of, or located in, a geographic area that is subject to U.S. or other applicable sanctions or embargoes; or (iii) an individual, or an individual employed by or associated with an entity, that is identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. If Purchaser’s country of residence or other circumstances change such that the above representations are no longer accurate, the Purchaser will immediately notify Company.

(l) The Purchaser will not use the Tokens in connection with any activity that violates applicable laws in any relevant jurisdiction, including, but not limited to, use of the Tokens in connection with transactions that violate U.S. federal or state securities or commodity laws.

(m)  The Purchaser will at all times maintain control of the Purchaser’s wallet where any Tokens are stored, and the Purchaser will not share or disclose the account credentials associated with such wallet with any other party. If the Purchaser transfers Tokens into another wallet or vault, the Purchaser will likewise at all times maintain control of such other wallet or vault, and will not share or disclose the account credentials associated with such other wallet or vault with any other party.

(n) The Purchaser understands that the Token design remains under development, and that ongoing development efforts may result in material changes to the Company’s current design of the Token as outlined in the Company’s Whitepaper and other materials. Further, the Purchaser understands that the timing, the token allocation structure and other ongoing development plans of the Token Sale may be subject to change in the sole and absolute discretion of the Company.

7. Lock-Ups & Other Features. If upon the conversion of this instrument the Purchaser is receiving Tokens, fifty percent (50%) of such Tokens (the “Locked-Up Tokens”) shall be subject to a lock-up for the Use Restriction Period, as defined above. During the Use Restriction Period, except as provided pursuant to this Section 7, the Purchaser will not be able to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly the Locked-Up Tokens, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Tokens; provided, however, that during the Use Restriction Period, the Purchaser may transfer or otherwise dispose of Locked-Up Tokens if such transfer or disposition is necessary to access or use services or functions of the Network.

Notwithstanding the foregoing, the Purchaser acknowledges that it may be necessary or advisable under applicable law for the Seller to require certain additional lockups, dribble out rules, or other features to apply to all Tokens upon delivery to the Purchaser. Any distribution of the Tokens by the Seller to the Purchaser shall be subject to these additional features and requirements as deemed necessary or advisable in the sole and absolute discretion of the Seller under then applicable law.

8. Assignment

(a) Subject to Section 8(c), the Purchaser shall not, by operation of law or otherwise, directly or indirectly (and shall not agree to) assign the benefit of this instrument (in whole or in part), or sell, transfer, declare a trust of, pledge, or otherwise dispose of in any manner whatsoever, any Tokens or any economic interest in any Tokens without the prior written consent of the Company, which will not be unreasonably withheld. Subject to Section 8(b), the Company shall not assign this instrument nor the rights contained herein, by operation of law or otherwise, without the prior written consent of the Purchaser, which will not be unreasonably withheld.

(b) The Company may assign this instrument in whole, without the consent of the Purchaser, (i) in connection with a reincorporation to change the Company’s domicile or a transfer by way of continuation of the company to another jurisdiction or (ii) to either a wholly-owned subsidiary of the Company or a Designated Non-profit Foundation, that is the seller of the Tokens in the Token Sale.

(c) The Purchaser shall be entitled, without the consent of the Company, after having given no less than three (3) Business Days’ prior written notice to the Company, to assign the benefit of this instrument (in whole or in part) or transfer any or all its obligations and liabilities under this instrument to any other entity that directly or indirectly, controls, is controlled by or is under common control with the Purchaser, including, without limitation, any general partner, managing member, officer or director of the Purchaser, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Purchaser (an “Assignee”), provided that the Assignee: (i) undertakes in writing to the Company to be bound by the Purchaser’s obligations and liabilities under this Agreement; (ii) warrants in writing to the Company that each of the Purchaser’s representations set forth in Section 6 and elsewhere in this instrument is true, accurate and not misleading as at the date of the assignment or transfer with respect to itself (as if each reference to the Purchaser is construed as a reference to the Assignee); and (iii) delivers such other documents to the Company relating to this instrument as the Company may reasonably request.

9. Miscellaneous

(a) Any provision of this instrument may be amended, waived or modified only upon the written consent of the parties.

(b) This instrument sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous disclosures, discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Any notice required or permitted by this instrument will be deemed sufficient (i) when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page; or (ii) 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(d) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, only those such provision(s) will be deemed null and void and will not affect any other provision of this instrument, and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(e) In the event that the Purchase Amount (or any portion thereof) is paid in any currency or property, including digital currencies, other than U.S. dollars, the value of the Purchase Amount (or the applicable portion thereof) shall be deemed to be the Adjusted Value as defined in Exhibit A hereto.

(f) All rights and obligations hereunder will be governed by the laws of the state of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(g) The Purchaser is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Purchaser, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

 (Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered as of the date written below.

Effective Date:	November 2nd, 2018

COMPANY: EXO FOUNDATION, INC.		INVESTOR: ROKK3R INC.

Signed:	/s/ Salim Ismail	Signed:	/s/ Nabyl Charania
Name:	Salim Ismail	Name:	Nabyl Charania
Title:	Chairman	Title:	CEO
(add title if signing on behalf of an entity)
Address:	3500 S DuPont Hwy	Address:	2121 NW 2nd Ave.
	Suite YY 102		Suite #203
	Dover, DE 19901		Miami, FL 33127
	USA		USA
Email:	salim@exo.team	Email:	nabyl@rokk3r.com
Entity:	ExOFoundation, Inc.	Entity:	Rokk3r Inc.
(add entity if signing on behalf of an entity)

With Copy to:		With Copy to:
Name:	Michael Nichols	Name:	Katia Rocha or Luisa Gamboa
Address:	2142 University Ave	Address:	2121 NW 2nd Ave.
Suite #203
	Mountain View, CA 94040		Miami, FL 33127
	USA		USA
Email:	michael@exo.team	Email:	Katia@rokk3r.com Luisa@rokk3r.com
Entity:	ExO Foundation, Inc.	Entity:	Rokk3r Inc.

Exhibit A

Additional Definitions and Terms

Purchase Amount:

5,000,000 common stock shares of Rokk3r, Inc. (OTC: ROKK) (“Purchaser Shares”).  The value of the Purchaser Shares, for purposes of (i) an Equity Financing, (ii) a Token Allocation, or (iii) an Event Deadline described under “Event Deadline” subsections (ii) and (iii) below (collectively, the “Qualifying Events”), shall be determined as follows (each, the “Adjusted Value”):

(i) the publicly traded price of the Purchaser Shares at the time of a Qualifying Event, subject to the following limitations:

(a) if the shares are trading over Three Dollars ($3.00 USD) per share (“Maximum Value”) each share shall be deemed to have the Maximum Value; and

(b) if the shares are trading under Sixty-Four Cents ($0.64 USD) per share (“Minimum Value”), each share shall be deemed to have the Minimum Value; or

(ii) If the Purchaser Shares are not publicly traded at the time of a Qualifying Event, the value of such shares shall be: the Fair Market Value, up to but not exceeding the Maximum Value; and

The Discount Rate shall then be applied to the Adjusted Value to determine the final value of the “Purchase Amount.”

Event Deadline

If this Agreement expires and terminates due to the Event Deadline, as defined above in Section 1(e), the Company shall return or give to Purchaser, based upon the mutual agreement of Company and Purchaser (such agreement not to be unreasonably withheld), one of the following or a combination thereof:

(i) Purchaser Shares acquired by Company under this Agreement; or

(ii) cash in an amount equivalent of the Purchase Amount; or

(iii) an amount of common stock equity in the Company (based on the then most recent valuation or financing) equal to the Purchase Amount (or some other mutually agreed upon means).

Use of Proceeds

The proceeds generated from the Agreement for the Company shall not be used for: (i) any personal, family or household purpose, or (ii) the repayment of indebtedness for borrowed money (other than short-term bridge or similar loans), redemption or repurchase of securities, or payments to employees other than in the ordinary course of business; or (iii) payments to other SAFE, SAFE-T, and other convertible instrument holders for purposes of cancelling other indebtedness.

Registration Rights

The Purchaser agrees that, upon receipt of the Purchaser Shares, the Company shall have rights as any other purchaser common stock holder. Purchaser will use reasonable efforts to obtain other investors’ approval to grant piggyback registration rights to Company.

Stock Restriction Agreement

The parties shall enter into a stock transfer restriction agreement (or the applicable stock purchase agreement pursuant to which the Company acquires the Purchaser Shares shall provide), with respect to fifty percent (50%) of the Purchaser Shares (the “Locked Up Shares”) received by the Company, that provides that the Locked Up Shares shall be subject to a blanket restriction on transfer without disinterested approval by the Board of Directors of the Purchaser. The stock transfer restriction agreement (or applicable stock purchase agreement) shall also have provisions providing for a standard right of first refusal in favor of the Purchaser including in an event of a change of control of the Company, or, to the extent permitted by applicable law without requiring additional consent from the Company’s existing creditors, in the event of a dissolution.

EXHIBIT B

WHITE PAPER

# CivX Economy | Business Overview

An Economy to Migrate Society to Abundance

Authored By:

Kent Langley, Chief Scientist
Salim Ismail, CEO

*Last Updated: 12 September 2018*

Executive Summary – The CivX Economy 4
Project Time Line 5
Stage 0 – Bootstrapping Stage 5
Stage 1 - Utility Stage (WE ARE HERE!) 5
Legal & Regulatory Considerations 6
Ethics 6
The CivX Blockchain 7
The Wallet 7
The Full Node 8
The CivX Token 8
Token Use Cases 9
Payments to/from ExO Community Members 9
E-learning 9
The CivX Ecosystem 10
Cities 10
Organizations 10
Network Organizations 10
Strategic Ecosystem Partners & Ecosystem Partners 11
Technology Partners 11
ExO Network Members 11
The ExO Community at Large 12
The ExO Foundation 12
Token Holders 12
Token Exchanges 12
CivX Economics 13
On-Going Operations 13
Token Supply 13
Inflation 13
Token Distribution Plan 14
**Tier 0 – Founders – 10%** 14
Tier 1 – Private – 20% 14
Tier 2 - Liquidity – 20% 14
Tier 3 – Fundraising Reserve – 30% 14

**Tier 4 – Operations – 10%** ............ 14
**Tier 5 - The ExO Foundation – 10%** ............ 14
Policies ............ 15
Treasury Management ............ 15
Governance ............ 15
CivX Economy Core Team ............ 15
CivX Economy Team - Staff on Demand ............ 16
ExF Core Team ............ 16
ExF Team Roles and Accountabilities + Role Assignments ............ 16
ExF Roles ............ 16
Core Team Advisory Board ............ 17
CivX Token Team Key Processes ............ 17
Core Team Meetings ............ 17
ExF Core Team Meetings ............ 17
Public Meetings ............ 17
The ExO Foundation ............ 18
Documentation & Code ............ 18
Getting and Staying Involved ............ 18
Website & Blog ............ 18
Public Discord Server ............ 18
ExOFoundation GitHub ............ 18
Getting Tokens ............ 18

## Executive Summary – The CivX Economy

We are creating the CivX (exponential civilization) economy to support the activities of the global ExO Movement . The ExO Foundation("ExF") will be the initial custodian and curator of this new economy. The ExO Foundation is a public benefit corporation with the massive transformative purpose to ***Migrate Society to Abundance***.

We are bootstrapping a Minimum Viable Economy("MvE") to provide tools to accelerate this process. It will be our primary objective to support this nascent economy such that it grows until achieving economic escape velocity (EEV). At the point of EEV the CivX Economy will have achieved a sufficient scale and level of transactions to financially support and invest in itself as needed. It is also at this moment, when the economy becomes sovereign, that the beginnings of truly distributed governance can begin. We will create the necessary open and community-engaged governance to support the long-term viability of the economy. Another key objective is to create a stable and well managed economy that will persist over time.

Our MvE is designed to support the ExO Community at large. The community is made up of people, organizations, cities and other partners. The people, through their own actions and those of their organizations, will be contributing to the ***migration of society to a civilization of abundance***.

A common unit of exchange in the CivX economy is the CivX Token. It will be a store of value, a unit of transaction, and a medium of exchange. The CivX Token will support the ongoing provisioning and consumption of services in the community. Such services will include ExO Works Sprints/Inspire, Fastrack Institute Fastracks, ExO Speakers Talks, ExO Lever, ExO Conferences, Partner provided education, and more. In other words, there is already a vibrant and growing economy in place. We've spent three years building this economy in preparation to launch the CivX token. This token will only augment the ability of all the actors within that economy to exchange value with one another over time.

The CivX Token will create a set of economic incentives that provide for long term sustainability of the ecosystem as a whole.

The ExO ecosystem, have already created significant economic value for many years. For example:

- Two service organizations, ExO Works and Fastrack Institute that have deployed over 20 successful projects with an aggregate value in the millions of dollars. These organizations have stated their intent to offer services to the community in exchange for CivX tokens.
- We have approximately 200 ecosystem consultants and coaches and interconnections of 1000's of people and organizations the overall ecosystem

Other blockchain backed networks have attempted to launch tokens first and then build the community or generate demand. We have done the opposite. We have a thriving community, significant demand, and proven points of execution on the utility of the network. We have built a thriving ecosystem of organizations, strategic partners, and people. This is a key differentiator for what we are building. We have created the CivX Economy, its native digital asset, the CivX Token, and the supporting blockchain technology for the economy. This will be powerful set of tools for the ecosystem and a tie that binds the community together in a myriad of productive ways.

The CivX Economy's parent organization, the ExO Foundation, operates in a relatively decentralized economic model, similar to a small city. This gives us powerful new tools.

## Project Time Line

The following timeline shows the major milestones as the token is developed/launched.

### Stage 0 – Bootstrapping Stage

During this stage, the token acts as a complementary currency. This allows us to get the tokens widely distributed to those that have earned and/or need them. As we complete this stage, we will be well set for the introduction of many services for tokens; the utility stage.

- ~~Launch Operating Blockchain (T2) – 04-08 16:32:00 (genesis)~~
- ~~Mint Tokens – April 2018~~
- ~~UAT Testing for Wallet – April 2018~~
- ~~Security and Operations testing for Infrastructure~~
- Plan and Do Distributions for T0 through (T3) – (in process)
- Finalize Long term treasury policies and governance with multi-sig wallets. (in process, pending HD Wallet release from Core team)
- ~~Launch stats.civxeconomy.com – a public facing tool for seeing various blockchain metrics. Also an example of a CivX integrated 3rd party application; Grafana.~~
- ~~Collect feedback from users, transactions, and operations~~
- ~~Block Explorer Application Release– May/June 2018~~

### Stage 1 - Utility Stage (WE ARE HERE!)

A gating utility token to ExO community services. During this stage, we anticipate bringing online more organizations and hundreds more people that will offer services denominated in CivX tokens. A partial list of these organizations include:

- Fastrack Institute (in process)
- ExO Works (in process)
- ExO Lever (in process)
- ~~Gazelles Growth Institute (done)~~
- ExO Speakers (in process)

- ~~Rokk3r (in process)~~
- ~~Fluid Chains (Done)~~

Additionally, the tokens will be acquired by several organizations who wish to use these community services. Those tokens will come from the treasury of the ExOFoundation at this stage. They will be immediately usable for services by all community organizations and people.

The existence of this already functioning and pre-existing network of services, service providers, consumers, and people is a critical differentiator for the CivX Economy, its token, and usage over time.

Overall, our vision extends far beyond these initial timelines. However, it is critical that we focus entirely on stages 0 and 1 during this early period as a solid foundation is required to build something that may last decades. To that end, expect regular updates over time as things evolve.

## Legal & Regulatory Considerations

We refer to our token as a Service Utility Token. That is, at inception, our currency serves as a complementary currency and provides the utility in the ExO Ecosystem that we describe in this white paper. At launch, we believe that there are colorable arguments that our token is not a security and does not require registration with the SEC or other international securities bodies. However, we recognize that there is substantial regulatory uncertainty and that regulators globally are working through their legal frameworks to ascertain how to best facilitate the innovative ecosystems arising around cryptocurrencies.

Our intention is to fully comply with the regulations and laws that we anticipate applying to the token and general ExO Ecosystem evolves. For now, we are exploring various options for issuing our token, including a registered offering, Regulation A+, Regulation S, Regulation D, and general private placement exemptions in the U.S. As the regulatory landscape evolves we will further refine our regulatory strategy and inform the ExO Community once decisions have been made.

## Ethics

We will curate the CivX economy with the highest levels of transparency, ethics and morality. Our objective is for this economy to help fulfill the original vision of the ExOFoundation to ***migrate society to abundance***. Our aim is to create a governance structure with CivX tokens that is transparent and as open as possible. Full realization of this will take some time. But, our ethos is that of open source.

We are in the first states of evaluating the ethics in blockchain frame work from the Beeck Center at Georgetown University. This is to see if it is something we can adopt for our own desire to build the most ethical blockchain and economy possible.

## The CivX Blockchain

The blockchain we will employ is a public permissionless, Proof-of-Stake (PoS) (the "CivX Blockchain").

As of 2018 April 04 at 16:32:00 the CivX Blockchain is live. The genesis block hash is:
00000036090a68c523471da7a4f0f958c1b4403fef74a003be7f71877699cab7

And since Ralph Merkle is considered the basis of most crypto thinking today, below is the Merkle Hash of our original block.

New best: 00029ca12bec749f511d95e7a0abaf181006586548f8ab149a00d2abb9fa4488
New best: 00006a46b6b9f7913953c23052726b0e6adbc0f58b3aa0d004cddda69df3f37f
New best: 00001a2e3596923e92eb79ff4ae1f0cf24cbf4bb5ece1a162824272500439347
New best: 000010f4bbf91f5b83d3e935be5e526b4c455b23b0d1a0749cf7d1391f3ddbac
New best: 000010b75490d72d2890946e48283f30244eb7e7c6342c8a7927c8f8aaf69685
New best: 00000036090a68c523471da7a4f0f958c1b4403fef74a003be7f71877699cab7
Found Genesis, Nonce: 842767, Hash: 00000036090a68c523471da7a4f0f958c1b4403fef74a003be7f71877699cab7
Genesis Hash Merkle: 85c4a8a116eb457ff74bb64908e71c6780bff7e69ad3dadc9df6cd753c21f937

**Public** – Anyone can join.

**Permission-less** – A blockchain that, like the internet, is public in nature and anyone who so desires can participate.

**Proof of Stake** – Consensus mechanism whereby the amount of one's share of the network relative to the rest of the network participant shares dictate the right to extend the chain and thus validate transactions.

**Coin Aging** – A mechanism whereby tokens that are "Spent" extending the blockchain by a staking node (aka Wallet) are prevented from staking again until some specified time period has elapsed. This is used to promote fairness across the network in the collection of stake based mining rewards.

This blockchain will be our ledger or system of record for all transactions. It will be distributed and decentralized, and as such, it is resilient against attack, data loss, and data corruption.

Not all blockchains require tokens. We believe that ours does and will greatly benefit from its operation as a blockchain based cryptographic token.

Additional technical details on the blockchain, its configuration, genesis, and operation are found in the CivX Technology Overview.

## The Wallet

Our first wallet (Fig. 3) is based on Qt-Wallet. Ours is called the CivX-Qt wallet. There are additional wallets being planned for development, but for now, this is our workhorse. The wallet will be publicly available from the git repository of the ExOFoundation after the Mining period ends.

CivX - Wallet
Spendable:
Stake:
26.00 CIVX
Unconfirmed:
0.00 CIVX
Total:
[+1.00 CIVX]
[+1.00 CIVX]
+12.00 CIVX
+1.00 CIVX
+12.00 CIVX
+12.00 CIVX

*Figure 3 - Fully Functioning CivX-Qt Wallet*

## The Full Node

The initial backbone of our network is a series of specialized server nodes. These are all what are called full nodes. At the time of this writing there are full nodes in two(2) public cloud IaaS providers and ten(10) cities evenly distributed around the world. This is supports our efforts to maintain a healthy single blockchain in the face of significant client node distribution around the world. It also provides disaster recovery and business continuity capability for the blockchain in the face of issues in any given city.

## The CivX Token

The token, CivX, will have an initial supply 300,000,000 tokens.

There are two other ways that new tokens will come into existence and add to the initial token supply. In both cases, the new tokens created over time will add to the total money supply and thus apply a slight inflation pressure. We believe this to be a good thing over the very long term. The two mechanisms are mining and staking. Both of these mechanisms generate rewards of additional tokens.

By the time the mining period ends for the CivX Blockchain we anticipate an approximate token supply of 300,500,000.

**Mining** – There will be an initial community mining period of one calendar month. This is a crucial period in the life of the blockchain to create a healthy, vibrant, and well-balanced chain. The mining reward will be twelve (12) CivX per block.

CIVX-QT
13m ago
Incoming transaction
Date: 4/24/18 08:32
Amount: +1.00 CIVX
Type: Mined...

*Figure 1 – Typical Staking Reward Notification from the CivX-Qt Wallet*

**Staking** – Staking will be possible both during and after the initial mining period. Staking will continue for the duration of the life of the blockchain. The staking reward is set to 1 token per block (fig.1) and rewards are distributed by an algorithm that works to make sure all members of the network that do consistently stake over time do receive a reward and that the distribution of rewards is as fair as possible relative to work done to secure and distribute the network.

Additional technology related details can be found in the Technology White Paper when it is released publicly.

## Token Use Cases

Cryptocurrencies can be stores of information (identity, ownership, condition, transaction) or stores of value, or flows of value through intrinsic rules that affect behavior (eg, smart contracts). That's just the start.

The most exciting thing will be when powerful use cases arise that we did not foresee that serve to make a positive difference in the world.

Here are some envisioned use cases for the CivX Token in various stages of discussion.

### Payments to/from ExO Community Members

- ExO Works
- Fastrack Institute
- ExO Network Consultants Peer to Peer
- ExO Lever Advisor Tickets

### E-learning

- Get subject matter experts to record 45-min lectures on the future of various subjects (cybersecurity, autonomous cars, bitcoin/blockchain, linear/exponential, biotech, etc)
- Use GGI to provide the ExO Course (8 weeks, 1 hr per week, $2000 per student)
- Provide 10xU courses to entrepreneurs (company already live)
- ExO Community Members (keeping up to date)

- Entrepreneurs in a city
- Members of companies belonging to Chamber of Commerce (e.g Calgary)
- Employees of a corporation for retraining (e.g. Black & Decker)

## The CivX Ecosystem

We have the good fortune to have the collective networks of many people, organizations, and cities helping us to build our ecosystem (Fig. 2). In this section, we detail some of these in an attempt to show the scope of what we are working to achieve even though we are just at the beginnings of this journey.

### Cities

The Fastrack Institute will be a pioneering and primary user of this new blockchain and economy. It will accept CivX Token as payment and use the CivX Token to pay some suppliers. It will act also as a gateway for transfer of local fiat payments to CivX Token in the cities in which it operates. This will effectively place Fastrack Institute cities on the blockchain as something called a staking node. A way to think of this is that the cities node on the blockchain is a virtual representation of the city in the CivX blockchain space. This allows the city to enter into and participate in the CivX economy and transact using the CivX Token.

Cities can earn rewards and tokens while they stake. Cities may use tokens to commission Fastracks for their city. We believe this can be a way for disadvantaged cities to enter the global economy regardless of local economic conditions.

### Organizations

ExO Works Inc. will be another pioneering user of the CivX economy. It will accept the CivX Token as payment for ExO Works Sprints and related services from large corporations. This allows its clients to enter into and participate in the CivX economy and transact using the CivX Token.

Inspiration
(Why)
ExO Foundation
(Migrate Society to Abundance)
Transformation
(How)
Frameworks Generate Value
ExO Lever
(Unlock Abundance)
ExO Works
(Global Transformation of Business)
FTI
(Accerlerate Tech. Into Society)
ExO Capital
(TBD)
CivX Economy Facilitates Value Exchange & captures Value over Time
Impact
(What)
Our Clients
Abundant Civilization

*Figure 2 - The ExF Ecosystem*

### Network Organizations

Other organizations that are active participants in the CivX economy will be able to commission Sprints from ExO works or commission Fastracks for their city or use the token to acquire services from other participating economy members. Examples of this are almost any company that chooses to work with and use the CivX token.

## Strategic Ecosystem Partners & Ecosystem Partners

Partnering with entire other ecosystems will be advantageous to facilitate the rapid growth of the CivX economy.

A current partial list, for demonstration, of initial supporting partner organizations is:

**ExO Works** – an advisory firm that conducts 10 week ExO Sprints inside legacy organizations designed to implement invention, innovation, and creativity.

**Fastrack Institute** - a 501(c)3 non-profit organization that accelerates technology into society by finding holistic approaches to solving problems, with a focus on large urban centers through 12-16 week sprints.

**Accenture** - a global management consulting and professional services company that provides strategy, consulting, digital, technology and operations services.

**Proctor & Gamble** – A global conglomerate that provided early support for the ExO Ecosystem and is a key strategic partner.

**The Rokk3r Ecosystem** - Rokk3r Labs & Rokk3r Fuel ExO - an educational company that teaches the proven methodologies developed by Rokk3r Labs through co-building companies with entrepreneurs around the globe along with its associated venture capital fund.

**Singularity University Ecosystem** – Singularity University is a leading global provider of executive education and leadership training. Their network of local chapters, campuses, and alumni are a valuable partner in our ecosystem.

## Technology Partners

**FluidChains** – A blockchain accelerator that is part-owned and supported by the ExF.

**Stratis** – an enterprise blockchain technology stack upon which are blockchain is based and a company standing behind our project with us.

## ExO Network Members

The ExO Network is a network of approximately 220 trained professionals that work to help organizations and cities become exponential. They operate as free agents today. The plan is to grow that network to approximately 2000 in 2018. Network members will have the option to receive CivX tokens as a complementary currency for services rendered. This allows any ExO Network member to enter into and participate in the CivX economy and transact using the CivX Token.

## The ExO Community at Large

Network Members can use the tokens they earn for in network services or trade for other tokens. This allows any ExO Community member to enter into and participate in the CivX economy and transact using the CivX Token.

## The ExO Foundation

The ExO Foundation Inc. ("ExF") is a public benefit corporation. Its massive transformative purpose is **migrate civilization to a society of abundance**. One of the ExF's primary purposes will be to successfully create and facilitate the CivX economy. It will have the mandate to, over a reasonable period of time, transition some or all of the economic governance to the CivX economy community.

## Token Holders

CivX token holders are anyone who acquire the token in any way including at offering time to accredited investors and investors abroad. This allows any CivX token holder to enter into and participate in the CivX economy and transact using the CivX Token.

## Token Exchanges

Token Exchanges are trading exchanges that we intend to list our token on for trade in the open market eventually. No date has been formally set but some discussions have begun.

# CivX Economics

## On-Going Operations

It is critical that the economy be able to "care for itself" over time and we should not assume we will get it right through initial distribution. Otherwise, we may run out of steam at some point.

## Token Supply

The CivX Token initial token supply will be set at 300,000,000 tokens. These will be pre-mined and stored in the treasury. It is from that treasury that all allocation tiers will be fulfilled one after the other.

In addition to the initial 300,000,000 tokens, there will be a brief mining period of 30 days. During these 30 calendar days approximately 45,000 blocks will be mined. Each of these blocks will receive a 12 tokens per block reward. The estimated number of blocks that will be distributed during this period is 300,500,000.

In addition to the initial 300,000,000 tokens, there will be staking rewards issued for every block created in perpetuity at one (1) token per block. This will be true for as long as the blockchain operates.

## Inflation

Proof of Stake systems like the CivX blockchain generate staking rewards. These are sometimes also called mining rewards. These rewards are denominated in the native token and they are provided for essentially bonding some amount of tokens that a person holds in a hot wallet. A hot wallet is a wallet that is online and connected to the internet while participating in the work of verifying transactions and generating blocks of transactions that get appended to one after the other hence forming the blockchain itself.

We are setting staking rewards such that they will effectively generate an approximate 1% inflationary pressure on the economy over time.

## Token Distribution Plan

We endeavor to place tokens into the custody of as many people as possible as quickly as possible. To do so, we have devised an initial token allocation plan that takes into account as much as possible the contributions of everyone in our community to date.

### Tier 0 – Founders – 10%

10% of all mined coins will be distributed to the founding members of the Foundation, ExO Works, and the Fastrack Institute for the exceptional roles in the founding of the ExO Network overall. All founders' tokens will vest and no founder will have more than 2% of overall tokens. This tier is subject to a four year vesting schedule.

### Tier 1 – Private – 20%

This tier is set for major participants wanting to access the network via the token. This tier will have potential usage restrictions.

### Tier 2 - Liquidity – 20%

The primary goals of this tier is to quickly grow the community of token holders in the community. The people and organizations in this tier have supported our efforts to date in countess ways getting to this point as well. This tier will have specific usage restrictions.

### Tier 3 – Fundraising Reserve – 30%

30% of all tokens will reserved for future fund raising needs. The form of any such fund raising is not yet determined. This tier is offered via a Reg D 506(c) / Reg S regulatory structure from a Deleware U.S. incorporated public benefit corporation.

### Tier 4 – Operations – 10%

10% of all mined tokens will be held in temporary escrow and released as needed according to a clear monetary policy that is managed relative to fiscal policy guidelines.

- Marketing & Promotion
- Staking for Security Needs for the network
- Network Consulting Services

### Tier 5 - The ExO Foundation – 10%

10% will be reserved for future needs of the Foundation to be announced and only toward the general health and wellbeing of the ecosystem as a whole. It's reasonable to think of this acting like a treasury stock.

If any entity from Tier 1-3 do not claim, relinquish or donate their tokens, they will end up in this tier, Tier 4 or 5, for future use by the Foundation to further the purpose of the organization.][1] and community needs.

---

[1] NTD: Generally OK but Atrium reserving comment to see changed sections.

### Policies

We strive in fiscal and monetary policy setting to have a light touch but with an eye toward a healthy future for the economy. Due to regulatory matters, we do not allow policy that might break service utility at this time.

## Treasury Management

The issue of treasury management of paramount. We have observed many project take this less than seriously. We take this seriously. All treasury funds from the original minting are held in multi-signature wallets.

Multi-Signature wallets are special types of wallets than cannot be spent from in the absence of explicit approval by at least X of Y signers. It's much like a multi-signer checking account in that regard.

We have created two types.

- For shorter term needs 90 days or less, we place funds in 2 of 3 multi-signature wallets.
- For longer term funds we place funds in 3 of 5 multi-signature wallets.

This method is also our preferred method for the management of any tokens that need to be released over time if that is the case. In those cases, it's a 2 of 3 signature wallet with one of the three being the eventual token holder.

## Governance

We are inspired by governance models such as the Apache Foundation, The Linux Foundation, DASH, Holacracy, Teal, and ZenCash. We do not expect any one template to be a perfect fit for our needs but we will, as Gall's Law dictates, start with the simplest system we can devise as there will always be ways to make things more complex but it is much harder to make things less complex and simple.

Governance over time is a critical factor in the long term viability of any new token. We believe that over time the community itself should achieve more and more control over governance matters via mechanisms that allow them to help make fiscal, monetary, operational, and governance evolution decisions. However, in the earliest stages of the new tokens existence, a more centralized curation of the economy will be needed. We believe that at the least this should have the capacity to become a $20B USD economy (aka Market Cap).

The ExF will be the initial custodian and creator of this project to build out the economy. Its primary role is financial support and connections throughout the ecosystem.

### CivX Economy Core Team

- Kent Langley – Project Lead and Architect
- Salim Ismail – Founder, ExO Foundation

- Che Fehrenbach – Operations Liaison

## CivX Economy Team - Staff on Demand

- Development Resources and Technology Foundations
  - FluidChains, LLC
- Project Management
  - TBH
- Marketing
  - Brand Design
  - Raj Ghatalia – Logo / Brand
  - ICO Marketing (Specialized form of crowdfunding)
    - FluidChains
  - Community Marketing
    - FluidChains
  - Design/UX
    - TBH
  - Economics Support
    - See advisors list
  - Data Science/Operations
    - TBD

## ExF Core Team

- Salim Ismail - Strategy, Business Development, Partner Channel, Growth, Board
- Kent Langley – CivX Token Project Lead, ExF Chief Scientist, Strategy, Product, Technology
- Michelle LaPierre - COO
- Che Fehrenbach - Strategy and ExO Network
- Joel Richman - Marketing & PR
- Michael Nichols - Legal
- Samantha McMahon – Operations
- Mila Vukojevic – Business Analyst and ExQ

## ExF Team Roles and Accountabilities + Role Assignments

- Developer Team as DevOps
  - TBA
- ExO Works as Strategic Client
- ExO Works as Channel Partner
- Fastrack Institute as Channel Partner

## ExF Roles

- Foundation Governance
- Marketing Director
- PR Director

- Product Management
- Project Leadership
- Advisor is an individual appointed to serve as an advisor to ExF in a specific area
- Advisory Committee is a temporary subset of Advisors assembled to provide advice in a specific subject area
- Board is the Board of Directors of the foundation
- Board Member is an individual member of the board

### Core Team Advisory Board

A cross functional founders advisory board will be formed to support the CivX economy and its core team. The make-up and size of this board may vary over time as the needs of the organization, the ExF change. We will update this section over time as appropriate.

- Julie Hanna
- Peter Diamandis
- Phillip Rosedale
- Austin Hill
- Brock Pierce
- John Edge
- Maria Sendra

## CivX Token Team Key Processes

As a formally supported project of the ExF, the Token project has its own autonomous core team working to plan, execute, and manage the token.

There is overlap between the CivX economy team, The ExF Core Team and other 3rd party organizations that are working on the project.

### Core Team Meetings

At least once per week the active CivX economy core team will meet to discuss project status and process any open issues to clear next steps. These meetings will be facilitated by the project lead.

### ExF Core Team Meetings

Each time there is an ExF Core team meeting the project lead will provide an update to the ExF Core team on the CivX economy project.

### Public Meetings

At least once per month the project lead will conduct a public meeting that will be live streamed online for anyone that wishes to know the status of the project and ask questions.

### The ExO Foundation

The CivX economy project is a project of the ExO Foundation, a Delaware Public Benefit Corporation ("ExF"). The ExF will be accountable for the long term governance of this utility token and derivative products.

### Documentation & Code

After public launch (approximately May 15th) all code and documentation will be open and maintained in GitHub repositories.

## Getting and Staying Involved

### Website & Blog

Here you will find regularly updated information about the economy, the team, events, updates, and more.

www.civxeconomy.com

### Public Discord Server

Here you will find the ability for live chat and connection with many other members of the community. https://discord.gg/eCNMCMt

### ExOFoundation GitHub

https://www.github.com/exofoundation .

### Getting Tokens

We have a closed economy at this time. The ways to get tokens are to earn them or purchase them from others that have them. Or, if you have them already, to stake them on the network in which case, you will be rewarded with staking rewards. Please see section on blockchain and token supply in this document for additional information.

In order to interact with the CivX economy you will need tokens. But, you will also need a place to store and manage them. That place is the CivX Wallet. Information on the wallet is available at:

https://civxeconomy.com/wallet/

EXHIBIT C

RISK FACTORS

A purchase of the Tokens involves a high degree of risk. You should carefully consider the risks and uncertainties described below before deciding to purchase the Tokens. The occurrence of any of the following risks could result in you losing all or part of your investment.

Business Risks

Risks Relating to the Further Development and Acceptance of Blockchain Technology and Cryptocurrencies

•	The growth of the blockchain industry in general and cryptocurrencies in particular is subject to a high degree of uncertainty. The factors affecting the foregoing include, without limitation:

•	Worldwide growth in the adoption and use of blockchain technologies and cryptocurrencies;

•	Government and quasi-government regulation of blockchain technologies and cryptocurrencies;

•	The availability and popularity of other forms or methods of buying and selling goods and services, or trading assets, including new means of using fiat currencies;

•	General economic conditions; and

•	A decline in the popularity or acceptance of cryptocurrencies.

The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and cryptocurrencies may deter or delay the acceptance and adoption of the Network and the Tokens.

Risks Associated with the Continued Development of the Network

The Network has been developed but its continued development will require significant capital, the expertise of the Seller’s management and substantial time and effort by skilled developers, service providers, and other parties. The Seller may not retain the services of developers with the technical skills and expertise needed to successfully develop additional features for the Network. In addition, even if developers introduce additional features and functions into the Network, there can be no assurance that the Network will function as intended or that it will be able to sustain long-term operation of the Tokens or other large-scale distributed applications or cryptocurrencies. Although the Seller intends for the Network to have the features and specifications set forth in the White Paper, changes to such features and specifications may be made for any number of reasons. There can be no assurance that the Network or the Tokens will function as described in the White Paper or will continue to operate according to the Seller’s current plans.

The Seller plans to incorporate various technology solutions into the Network. Some or all of these technology solutions may be new and/or relatively untested. There is significant risk to building and implementing such new technologies that may have never been used, or that are being used in different ways. There is no guarantee that such technologies will operate as intended or as described in the White Paper or will be launched according to the Seller’s current plans.

Risks Associated with a Lack of Interest in the Network

It is possible that the Network will not be used by a large number of individuals, companies and other entities and/or that there will be limited public interest in the creation and development of distributed ecosystems (such as the Network) more generally or distributed applications to be used on the Network. In addition, it is possible that the Network will not be used by service providers offering services on the Network contemplated in the White Paper. Such a lack of use or interest could negatively affect the development of the Network and the potential utility of the Tokens.

Technical Risks Associated with the Network

The Network may include coding errors or otherwise not function as intended, which may negatively affect the Network and the functionality of the Tokens. Upgrades to the Network, a hard fork in the Network or a change in how transactions are confirmed on the Network may have unintended adverse effects on the Tokens. As a result, any such coding errors or unintended functionalities in the Network may remain unresolved.

Risk that the Network is Superseded

The can be no assurance that the technology being proposed to underpin the Network will not be supplanted by competing protocols that improve upon, or fully replace, the Network technology. It is not known whether the Network will become the predominant protocol adopted globally by the industry. If the Network is surpassed or superseded, usage of the Tokens and adoption may decline. The Network’s technology will be available as open-source, meaning that anyone can copy and disseminate the Network source code either in the same form or with modifications as a “fork.”

Risk of Competing Ecosystems

It is possible that alternative ecosystems could be established that utilize the same open source code and protocol underlying the Network and attempt to facilitate services that are materially similar to those provided by the Network. The Network may compete with these alternatives, which could negatively impact the Network and Tokens, including the utility of the Tokens.

Regulatory and Legal Risks

Uncertain Regulatory Framework

The regulatory status of cryptographic tokens, digital assets and blockchain technology is unclear or unsettled in many jurisdictions. It is difficult to predict how or whether governmental authorities will regulate such technologies. It is likewise difficult to predict how or whether any governmental authority may make changes to existing laws, regulations and/or rules that will affect cryptographic tokens, digital assets, blockchain technology and its applications. Such changes could negatively affect the Tokens in various ways, including, for example, through a determination that the Tokens are regulated financial instruments that require registration or licensing of those instrument or some or all of the parties involved in the sale, purchase and delivery thereof. The Seller, may cease the distribution of Tokens, cease the development of the Network or cease operations in a specific jurisdiction in the event that governmental authority, regulatory actions, changes to law or regulations, or other actions make such distribution, development and/or operations unlawful or commercially undesirable to obtain the necessary regulatory approval(s) to operate in such jurisdiction.

Legal and Regulatory Factors Relating to the Seller’s Business Model Might Present Barriers to Success

The Network operates in a new and developing legal and regulatory environment. The established body of law, regulations, and court decisions concerning blockchain and smart contracts is nascent, and the law regarding token sales and cryptocurrencies is developing. As a result, it is possible that there could be legal disputes over the interpretation of smart contracts used in connection with the Network, thus undermining the functionality of the Network and the Tokens. To the extent licenses or other authorizations are required in one or more jurisdictions in which the Seller operates or will operate, there is no guarantee that the Seller will be granted such licenses or authorizations. The Seller may need to change its business model, and therefore modify the proposed use of the Network and the Tokens to comply with these licensing and/or registration requirements (or any other legal or regulatory requirements) in order to avoid violating applicable laws or regulations or because of the cost of such compliance.

Risks of Government and Private Actions

The cryptocurrency market is new, and may be subject to heightened oversight and scrutiny, including investigations or enforcement actions. There can be no assurance that governmental authorities will not examine the operations of the Seller or enact regulations or pursue enforcement actions against the Seller, which may result in curtailment of, or inability to operate, the Network as intended, or judgments, settlements, fines or penalties against the Seller. In addition, non-governmental parties may bring private legal actions against the Seller, either individually or as a class, which may result in curtailment of, or inability to operate, the Network as intended, or judgments, settlements, fines or penalties against the Seller.

Risks Associated with Intellectual Property Matters

The Seller does not currently hold any issued patents and, thus, would not be entitled to exclude or prevent other entities from replicating its technology, methods and processes. While the Seller enters into confidentiality and invention assignment agreements with its developers, no assurance can be given that these agreements will be effective in controlling access to the Seller’s proprietary information and trade secrets. The confidentiality agreements on which the Seller relies to protect certain technologies may be breached, may not be adequate to protect its confidential information, trade secrets and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of its confidential information, trade secrets or proprietary technology. Further, these agreements do not prevent the Seller’s competitors or others from independently developing technology that is substantially equivalent or superior to their technology. In addition, others may independently discover the Seller’s trade secrets and confidential information, and in such cases, the Seller likely would not be able to assert any trade secret rights against such parties.

Although the Seller does not believe that the technology, processes and methods relating to the Network have been patented by any third party, it is possible that patents have been issued to third parties that cover all or a portion of the Network. Patent holders or other intellectual property owners may assert that the Seller’s methods or practices infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Any such claims, regardless of merit, could result in substantial expenses, divert the attention of management or materially disrupt the operation of the Network, including through awarded injunctive relief.

Other Risks

Risks of Losing Access to the Tokens

When issued, the Tokens received by you may be held in a digital wallet or vault, which requires a private key or a combination of private keys for access. Accordingly, loss of the private key(s) associated with your digital wallet or vault storing the Tokens will result in the loss of such Tokens. Moreover, any third party that gains access to such private key(s), including by gaining access to login credentials of a hosted wallet or vault service you use, may be able to misappropriate your Tokens. The Seller is not responsible for any such losses.

In addition, any errors or malfunctions caused by or otherwise related to the digital wallet or vault you choose to receive and store Tokens, including your own failure to properly maintain or use such digital wallet or vault, may also result in the loss of your Tokens. Additionally, your failure to follow precisely the procedures set forth for buying and receiving Tokens, may also result in the loss of your Tokens.

Risks of Hacking and Security Weakness

The Tokens may be subject to expropriation and/or theft. Hackers or other malicious groups or organizations may attempt to interfere with the Network or with the Tokens in a variety of ways, including but not limited to malware attacks, denial of service attacks, consensus-based attacks, Sybil attacks, smurfing and spoofing. Furthermore, because the Network will be released as open-source software, hackers or other individuals may uncover and exploit intentional or unintentional bugs or weaknesses in the Network which may negatively affect the Network and the Tokens, including the utility of the Tokens. Hackers or other malicious groups of organizations may also attempt to get access to private keys or other access credentials of any wallet, vault, or other storage mechanism used to receive and hold the Tokens which would result in the loss of your Tokens or the loss of your ability to access or control your Tokens.

Risks of Uninsured Losses

Unlike bank accounts or accounts at some other financial institutions, the Tokens are uninsured unless you specifically obtain private insurance to insure them. Thus, in the event of loss or loss of utility value, there is no public insurer, such as the Federal Deposit Insurance Corporation, or private insurance arranged by the Seller, to offer recourse to you.

Risks Associated with the Sale and Purchase of the Tokens

There can be no assurance that the Token Sale will be conducted as expected or that purchasers will subscribe for a significant supply of Tokens available for sale which could impact the Seller’s ability to develop the Tokens and the Network.

The Tokens are intended to be used by users in the Network. The Tokens are not investment products. There should be no expectation of future profit or gain from the purchase or sale of the Tokens. The Tokens do not represent (i) any equity or other ownership interest in the Seller, (ii) any rights to dividends or other distribution rights from the Seller, or (iii) any governance rights in Tokens.

Public policy towards token sales and cryptocurrency is evolving, and it is conceivable that regulators may in the future seek to broaden the scope of regulation of token sales or cryptocurrency. If the offer and sale of the Tokens becomes subject to registration, prospectus or licensing requirements in a particular jurisdiction, the Seller may be found liable if it has not complied with the applicable registration, prospectus or licensing requirements, and the market for the Tokens may be adversely affected. There are also other risks of participating in any token sale involving cryptocurrency, including volatility in cryptocurrency markets, the possibility of increasing regulation of cryptocurrency exchanges, the potential for a post facto government investigation of a token sale and other risks.

Risk of Price Volatility

The prices of cryptocurrencies have historically been subject to dramatic fluctuations and are highly volatile, and the market price of the Tokens may also be highly volatile. Several factors may influence the market price of the Tokens, including, but not limited to:

•	Global supply of cryptocurrencies, both with respect to the number of different cryptocurrencies and the supply of each individual cryptocurrency;

•
Global demand for cryptocurrencies, which can be influenced by the growth of acceptance of cryptocurrencies as payment for goods and services, the security of online cryptocurrency exchanges and digital wallets that hold cryptocurrencies, the perception that the use and holding of cryptocurrencies is safe and secure, and the regulatory restrictions on their use;

•	Changes in software, software requirements or hardware requirements underlying blockchain technologies;

•	Fiat currency withdrawal and deposit policies of cryptocurrency exchanges on which cryptocurrencies may be traded and liquidity on such exchanges;

•	Interruptions in service from or failures of major cryptocurrency exchanges;

•	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrencies;

•	Monetary policies of governments, trade restrictions, currency devaluations and revaluations; and

•	Regulatory measures, if any, that affect the use of cryptocurrencies.

A decrease in the price of a single cryptocurrency may cause volatility in the entire cryptocurrency industry and may affect other cryptocurrencies, including the Tokens. For example, a security breach that affects investor or user confidence in Bitcoin or Ethereum may affect the industry as a whole and may also cause the price of the Tokens and other cryptocurrencies to fluctuate.

Taxation Risks

The tax characterization of the Tokens is uncertain, and you must seek your own tax advice in all jurisdictions relevant to you in connection with your purchase of the Tokens. A purchase of the Tokens may result in adverse tax consequences to you, including withholding taxes, income taxes and tax reporting requirements. It is also possible that the proceeds to the Seller would be subject to significant amounts of income and/or withholding taxes. Further, the use of the Tokens as a form of currency may or may not be subject to income taxes, capital gains taxes, value added, sales or use taxes or other forms of taxes. The uncertainty in the tax treatment of the Tokens and transactions in the Tokens may expose subscribers, prospective purchasers and the Seller alike to unforeseen future tax consequences associated with the purchase, ownership, sale or other use of the Tokens.

Capital Control Risks

Many jurisdictions impose strict controls on the cross-border flow of capital. Holders of the Tokens may be subject to these regulations.

Countering the Financing of Terrorism (“CFT”) and Anti-Money Laundering (“AML”) Regulations

The United Kingdom has issued a series of regulations to combat terrorist financing and money- laundering activities. Many other countries, including the United States, have enacted similar legislation to control the flow of capital for such illicit activities. In the event that licenses, registrations or other authorizations are required under applicable CFT and/or AML regulations to operate the Network, there is no guarantee that the Seller will be able to successfully obtain such licenses, registrations or authorizations. In addition, any illicit use of the Tokens by bad actors could breach such regulations and seriously impact the global reputation of the Network. In such event, it is conceivable that this could trigger scrutiny by CFT and AML regulators and potentially cause significant disruption to the distribution and circulation of the Tokens.

Unanticipated Risks

Cryptographic tokens such as the Tokens are a new and untested technology. In addition to the risks included herein there are potentially other unanticipated risks associated with the purchase, possession, and use of the Tokens. Such risks may further materialize as unanticipated variations or combinations of the risks discussed herein.

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